Exhibit 12

700 12th Street, NW
Washington, DC 20005

January 12, 2022

Board of Directors

Crush Capital Inc.

To the Board of Directors:

We are acting as counsel to Crush Capital Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 17,480,000 shares (the “Shares”) of Non-Voting Common Stock, par value $0.00001 (the “Non-Voting Common Stock”). The total number of Shares offered are 13,986,550 Shares newly issued by the Company (“Company Shares”) 3,493,450 Shares (the “Selling Stockholder Shares”) being sold by Mr. Darren Marble and Mr. Todd Goldberg (together, the “Selling Stockholders”).

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation, the bylaws, the minutes of meetings of the Company’s board of directors, the notice of conversion signed by each Selling Stockholder (together, the “Conversion Notices”) providing for the conversion of shares of Voting Common Stock into the shares of Non-Voting Common Stock being offered by such Selling Stockholder, the irrevocable power of attorney signed by each Selling Stockholder, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that:

1.	The Company Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

2.	The Selling Shareholder Shares, when issued and sold in the manner described in the offering statement and Conversion Notices, will be validly issued, fully paid and nonassessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP